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EXHIBIT 99.2





FROM:                                     FOR:
Padilla Speer Beardsley Inc.              Synovis Life Technologies, Inc.
1101 West River Parkway                   2575 University Ave.
Minneapolis, Minn. 55415                  St. Paul, Minn. 55114

CONTACT:                                  CONTACT:
Marian Briggs                             Karen Gilles Larson, President and CEO
(612) 455-1700                            Connie L. Magnuson, CFO
mbriggs@psbpr.com                         (651) 603-3700

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES SEEKS TO CLARIFY MARKET CONFUSION REGARDING EPS GUIDANCE FOR FISCAL 2004

COMPANY'S HIGH-END EPS GUIDANCE EXCEEDS SHARE-ADJUSTED EPS OF ANALYSTS ACTIVELY COVERING THE COMPANY

         St. PAUL, Minn., October 17, 2003 -- Synovis Life Technologies, Inc. (NASDAQ: SYNO), a diversified medical device manufacturer, in response to confusion in the marketplace is issuing this statement about the fiscal 2004 guidance the company released yesterday: The company stated that it anticipates earnings per diluted share of $0.56 to $0.60 for the upcoming fiscal year ending October 31, 2004. The release noted that the company's guidance is based on 11.4 million shares outstanding, which includes 1.5 million shares from a private placement completed in September. The estimates of analysts actively covering the company referenced in various news reports yesterday, when adjusted for the new share count, are a consensus of $0.57 per diluted share for fiscal 2004. Therefore, the company's guidance of earnings per diluted share of $0.56 to $0.60 exceeds the share-adjusted EPS consensus of analysts actively covering the company referenced in the media yesterday.




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Synovis Life Technologies Clarifies Fiscal 2004 Guidance
October 17, 2003
Page 2


ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, designing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the number of certain surgical procedures performed and the level of orders from contract manufacturing customers. A full discussion of factors can be found in the company's Annual Report on Form 10-K for the year ended October 31, 2002.

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